Exhibit 5

                           F O L E Y  &  L A R D N E R

                          A T T O R N E Y S  A T  L A W

   CHICAGO                       FIRSTAR CENTER                     SAN DIEGO
   JACKSONVILLE             777 EAST WISCONSIN AVENUE           SAN FRANCISCO
   LOS ANGELES           MILWAUKEE, WISCONSIN 53202-5367          TALLAHASSEE
   MADISON                  TELEPHONE (414) 271-2400                    TAMPA
   ORLANDO                  FACSIMILE (414) 297-4900         WASHINGTON, D.C.
   SACRAMENTO                                                 WEST PALM BEACH
                              WRITER'S DIRECT LINE

                                 August 26, 1997




   WPS Resources Corporation
   700 North Adams Street
   P. O. Box 19001
   Green Bay, WI  54307-9001

   Ladies and Gentlemen:

             We have acted as counsel for WPS Resources Corporation, a Wisconsin corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4, including the Proxy Statement/Prospectus constituting a part thereof (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to up to 2,655,001 shares of common stock, $1.00 par value, of the Company (the "Common Stock") and the associated rights to purchase shares of Common Stock accompanying each share of Common Stock (the "Rights") which are proposed to be issued by the Company in connection with the merger (the "Merger") contemplated by that certain Agreement and Plan of Merger, dated as of July 10, 1997 (the "Merger Agreement"), by and between the Company and Upper Peninsula Energy Corporation, a Michigan corporation ("UPEN"). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of December 12, 1996, by and between the Company and Firstar Trust Company (the "Rights Agreement").

             In connection with our representation, we have examined: (a) the Registration Statement, including the Proxy Statement/Prospectus; (b) the Articles of Incorporation and By-Laws of the Company, as amended to date; (c) the Rights Agreement; (d) the Merger Agreement; (e) the resolutions of the Board of Directors of the Company approving the Merger Agreement and the transactions contemplated therein, dated July 10, 1997; and (f) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

             Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

             1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

             2. The shares of Common Stock subject to issuance in the Merger, when issued pursuant to the provisions of the Merger Agreement and in a manner as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable, except with respect to debts owing to employees of the Company for services performed for the Company, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof.

             3. The Rights when issued pursuant to the terms of the Merger Agreement and the Rights Agreement will be validly issued.

             We hereby consent to the reference to our firm under the caption "Legal Matters" in the Proxy Statement/Prospectus which is to be filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to such Registration Statement.

                                      Very truly yours,



                                      FOLEY & LARDNER